Exhibit 2.27

VIDEOTRON LTD. / VIDÉOTRON LTÉE

SIXTH SUPPLEMENTAL INDENTURE

Dated as of April 16, 2021

Wells Fargo Bank, National Association,

Trustee

SIXTH SUPPLEMENTAL INDENTURE, dated as of April 16, 2021 (this “Sixth Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a corporation under the laws of the Province of Québec (the “Corporation”), Cablovision Warwick Inc., a corporation under the laws of the Province of Québec (the “Additional Subsidiary Guarantor”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”), to the Indenture, dated as of April 9, 2014, as supplemented through the date hereof (the “Indenture”), by and among the Corporation, each of the subsidiary guarantors party thereto (collectively referred to as the “Original Subsidiary Guarantors”), and the Trustee.

WHEREAS, the Corporation, the Original Subsidiary Guarantors and the Trustee have entered into the Indenture governing the Corporation’s 5⅜% Senior Notes due June 15, 2024 (the “Notes”);

WHEREAS, Section 4.19 of the Indenture provides that under certain circumstances the Corporation shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes by such Restricted Subsidiary;

WHEREAS, the parties hereto are desirous of further supplementing the Indenture in the manner hereinafter provided for the purpose of providing a Subsidiary Guarantee by the Additional Subsidiary Guarantor in accordance with the terms of the Indenture;

WHEREAS, Section 9.01(e) of the Indenture provides that the Corporation and the Trustee may amend or supplement the Indenture without the consent of any Holder to add additional guarantees with respect to the Notes;

WHEREAS, this Sixth Supplemental Indenture shall not result in a material modification of the Notes for purposes of the Foreign Account Tax Compliance Act; and

WHEREAS, all things necessary have been done to make this Sixth Supplemental Indenture a valid agreement of the Corporation, the Additional Subsidiary Guarantor and the Trustee, in accordance with its terms.

NOW, THEREFORE, THIS SIXTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1.    Terms used in this Sixth Supplemental Indenture that are not defined herein shall have the meanings set forth in the Indenture.

2.    The Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in the Indenture, including but not limited to Article 10 of the Indenture.

3.    This Sixth Supplemental Indenture shall be construed as supplemental to the Indenture and shall form a part thereof, and the Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

Sixth Supplemental Indenture to VL 2014 Indenture

4.    This Sixth Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Sixth Supplemental Indenture unless the context otherwise requires.

5.    Except as provided below, in the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Sixth Supplemental Indenture, the terms and conditions of this Sixth Supplemental Indenture shall prevail.

6.    If any provision of this Sixth Supplemental Indenture limits, qualifies or conflicts with another provision of the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Sixth Supplemental Indenture is executed, the provision required by said Act shall control.

7.    This Sixth Supplemental Indenture shall be governed and construed in accordance with the laws of the State of New York.

8.    This Sixth Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Sixth Supplemental Indenture.

9.    The recitals contained in this Sixth Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Sixth Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

Sixth Supplemental Indenture to VL 2014 Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Sixth Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

VIDÉOTRON LTÉE

By:	/s/ Philippe Cloutier	By :	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Senior Vice President and Chief		Title: Vice President and Treasurer
Financial Officer

ADDITIONAL SUBSIDIARY GUARANTOR:

CABLOVISION WARWICK INC.

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Vice President and Chief Financial		Title: Vice President and Treasurer
Officer

TRUSTEE:

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By:	/s/ Tina D. Gonzalez
Name: Tina D. Gonzalez
Title: Vice President

Sixth Supplemental Indenture to VL 2014 Indenture